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SEC 1473  Potential persons who are to respond to the collection of information contained in this form are not required to
(7-97)    respond unless the form displays a current valid OMB control number.
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--------                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION                -----------------------------
 FORM 3                                             WASHINGTON, D.C. 20549                                      OMB APPROVAL
--------                                                                                               -----------------------------
                                    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES             OMB Number:       3235-0104
                                                                                                        Expires: October 31, 2001
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940           -----------------------------
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
1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name and Ticker or Trading Symbol
                                                    quiring Statement            Computer Power Inc.
            Myers Acquisition Corp.                 (Month/Day/Year)             CUWR
-------------------------------------------------                       ------------------------------------------------------------
    (Last)          (First)          (Middle)          4/12/01          5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. IRS Identification      Director        X  10% Owner         (Month/Day/Year)
                                                    Number of Report-   ----               ----
               9603 John Street                     ing Person, if          Officer (give     Other (specify  ---------------------
-------------------------------------------------   an entity                title below)       below)         7. Individual or
                    (Street)                        (voluntary)         ----               ----                   Joint/Group Filing
                                                       91-2115974                                                 (Check Applicable
                                                                                                                   Line)
                                                                           ---------------------------
                                                                                                               ---Form filed by One
                                                                                                                  Reporting Person

                                                                                                                X Form filed by
                                                                                                               ---More than One
                                                                                                                  Reporting Person
         Santa Fe Springs, CA 90670
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    (City)          (State)            (Zip)
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                                   TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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   Common Stock                                      2,102,114                          D
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FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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
1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of              4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Securities Underlying               sion or      ship        Beneficial
                                      Expiration     Derivative                          Exercise     Form of     Ownership
                                      Date           Security (Instr. 4)                 Price of     Deriv-      (Instr. 5)
                                   (Month/Day/Year                                       Deri-        ative
                                                                                         vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

                                                                                /s/ Walter Rogers                     4/20/01
                                                                       -------------------------------------  ----------------------
                                                                           **Signature of Reporting Person             Date

* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.
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                             Attachment to Form 3

Name of Reporting Person               Address
------------------------               -------

Myers Acquisition Corp.                9603 John Street
                                       Santa Fe Springs, California 90670

U.S. Traffic Corporation               9603 John Street
                                       Santa Fe Springs, California 90670

Raymond International W.L.L.           100 Piccadilly
                                       London W1V 9FN England

Leslie W. Lawson                       100 Piccadilly
                                       London W1V 9FN England












Date of Event Requiring Statement 4/12/01
Issuer Name and Ticker Symbol: Computer Power Inc. (CUWR)               3 of 4

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, THAT:

      The undersigned Leslie W. Lawson constitutes and appoints Walter Rogers her true and lawful attorney-in-fact on her behalf and in her place and stead, in any and all capacities, to execute any and all Schedule 13D, Forms 3, and Form ID, and any amendments thereto relating to ownership of any voting equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, as required by rules and regulations promulgated under said Securities Exchange Act of 1934, and to file the same with all documents required in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done and hereby ratifying and confirming all said attorney-in-fact and her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, the undersigned has caused this power of attorney to be executed on this 18th day of April, 2001.

                                       MYERS ACQUISITION CORP.

   /s/  Leslie W. Lawson               By:  /s/ Leslie W. Lawson
--------------------------------          ------------------------------------
        Leslie W. Lawson               Its: Director



                                       U.S. TRAFFIC CORPORATION

                                       By:  /s/ Leslie W. Lawson
                                          ------------------------------------
                                       Its: Director



                                       RAYMOND INTERNATIONAL W.L.L.

                                       By:  /s/ Leslie W. Lawson
                                          ------------------------------------
                                       Its: Director






Date of Event Requiring Statement:  4/12/01
Issuer Name and Ticker Symbol:   Computer Power Inc.
                                 CUWR                                 4 of 4